Exhibit 4.1 Execution Copy

AGREEMENT

     This Agreement (this "Agreement") dated as of November 13, 2008 is entered into by and between Raser Technologies, Inc., a corporation organized under the laws of Delaware (together with its successors, the "Company"), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, "Fletcher").

The parties hereto agree as follows:

     1. Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

     (a) Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, and subject to the provisions of Section 1(c) hereof, Fletcher agrees to purchase from the Company, and the Company agrees to sell to Fletcher, in accordance with Section 2 below, (i) at the First Closing (as defined below) Two Million (2,000,000) shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), for an aggregate purchase price of Ten Million Dollars ($10,000,000) and (ii) at the Second Closing (as defined below) a number of shares of Common Stock equal to the quotient of (x) Ten Million Dollars ($10,000,000) divided by (y) One Hundred Ten Percent (110%) of the average of the Daily Market Prices for the ten (10) Business Days ending on and including December 11, 2008, for an aggregate purchase price of Ten Million Dollars ($10,000,000).

     (b) The closing of the purchase and sale described in Section 1(a)(i) (the "First Closing") shall occur upon the satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, or at such other date and time as Fletcher and the Company shall mutually agree (such date, the "First Closing Date"); provided that the First Closing shall not occur before November 14, 2008 without Fletcher's written consent. The closing of the purchase and sale described in Section 1(a)(ii) (the "Second Closing") shall, subject to the satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, occur on December 12, 2008 or at such other date and time as Fletcher and the Company shall mutually agree (such date, the "Second Closing Date"). Each of the First Closing and the Second Closing are referred to herein as a "Closing", and each of the First Closing Date and the Second Closing Date are referred to herein as a "Closing Date". For the avoidance of doubt, the terms "First Closing," "Second Closing," "First Closing Date" and "Second Closing Date" are used for convenience only and shall not be interpreted to mean that either Closing or Closing Date must precede the other or is a condition to the consummation of the other.

     (c) If (x) the Company fails to satisfy any of the conditions set forth in Section 13 on or before December 12, 2008 with respect to the First Closing, and (y) Fletcher in its sole discretion waives the failure to satisfy these conditions such that the First Closing occurs no later than December 12, 2008, then notwithstanding the provisions of Section 1(a)(i), the number of shares of Common Stock issuable to Fletcher in the First Closing shall equal the quotient of (A) Ten Million Dollars ($10,000,000) divided by (B) the lesser of (i) Five Dollars ($5.00) and (ii) One Hundred Ten Percent (110%) of the average of the Daily Market Prices for the three (3) Business Days ending on and including December 11, 2008.

     (d) Concurrent with the signing of this Agreement, the Company has issued a warrant to Fletcher to purchase up to Twenty Million Dollars ($20,000,000) of Common Stock (the "Warrant").

     (e) As used herein, the term "Common Shares" means the shares of Common Stock issued or issuable under this Agreement or the Warrant; the term "Investment Securities" means the Warrant and all Common Shares; the term "Business Day" means any day on which the Common Stock may be traded on the NYSE (as defined below) or, if not admitted for trading on the NYSE, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed; the term "NYSE" means the NYSE Arca, but if the NYSE Arca is not then the principal U.S. trading market for the Common Stock, then "NYSE" shall be deemed to mean the principal U.S. national securities exchange (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board or other trading market that is then the principal market on which such stock is then traded.

2. Closings. Each Closing shall take place in the offices of Skadden, Arps,

Slate, Meagher & Flom LLP, Four Times Square, New York, New York; provided that Fletcher may designate that any Closing shall occur at the offices of a bank located in New York, New York.

(a)	At the First Closing, the following deliveries shall be made: (i) Common Stock. The Company shall deliver to Fletcher a stock certificate, representing Two Million (2,000,000) shares of Common Stock, or such other number of shares of Common Stock as determined in accordance with Section 1(c), if applicable, duly executed by the Company in definitive form, and shall register such shares in the stockholder register of the Company in the name of Fletcher or as instructed by Fletcher in writing.

     (ii) Purchase Price. Fletcher shall cause to be wire transferred to the Company, in accordance with the instructions set forth in

Section 19, the aggregate purchase price of Ten Million Dollars ($10,000,000) in immediately available United States funds.

     (iii) Closing Documents. The closing documents required by Sections 13 and 14 shall be delivered to Fletcher and the Company, respectively.

The deliveries specified in this Section 2(a) shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

(b)	At the Second Closing, the following deliveries shall be made: (i) Common Stock. The Company shall deliver to Fletcher a stock certificate, representing the number of shares of Common Stock determined in accordance with Section 1(a)(ii), duly executed by the Company in definitive form, and shall register such shares in the stockholder register of the Company in the name of Fletcher or as instructed by Fletcher in writing.

     (ii) Purchase Price. Fletcher shall cause to be wire transferred to the Company, in accordance with the instructions set forth in Section 19, the aggregate purchase price of Ten Million Dollars ($10,000,000) in immediately available United States funds.

     (iii) Closing Documents. The closing documents required by Sections 13 and 14 shall be delivered to Fletcher and the Company, respectively.

The deliveries specified in this Section 2(b) shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

3.	[Intentionally Omitted].

4.	Representations and Warranties of the Company. The Company hereby represents and warrants to Fletcher on the date hereof, on each Closing Date and on each closing under the Warrant as follows:

     (a) The Company has duly authorized the sale and issuance of all shares of Common Stock issuable under this Agreement and under the Warrant.

     (b) The Company has been duly incorporated and is validly existing in good standing under the laws of Delaware.

     (c) Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Warrant (including the authorization, sale, issuance and delivery of the shares of Common Stock issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

     (d) This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; except insofar as indemnification and contribution provisions may be limited by applicable law. The issuance of the Investment Securities is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with and, except for antidilution rights under outstanding warrants set forth on Schedule 4(d), will not trigger any antidilution or similar rights that have not been properly waived.

     (e) The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Warrant (including, but not limited to, the issuance of the shares of Common Stock issuable hereunder and under the Warrant) and (iii) carry on its business as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on (i) the business affairs, assets, results of operations or prospects of the Company or any of its subsidiaries, or (ii) the transactions contemplated by, or the Company's ability to perform under, this Agreement or the Warrant.

     (f) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Warrant, except for such orders as may be required under federal and state securities laws with respect to the Company’s obligations under Section 5 of this Agreement.

     (g) Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under the Warrant:

     (i) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights, other than antidilution rights under outstanding warrants set forth on Schedule 4(d), in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) any rule or regulation of the Financial Industry Regulatory Authority, Inc. (successor entity to National Association of Securities Dealers, Inc.) ("FINRA") or the NYSE; or

     (ii) results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of the Company or any of its subsidiaries.

For the purposes of this Agreement, "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     (h) When issued to Fletcher against payment therefor, each share of Common Stock issuable hereunder and each share of Common Stock issuable upon exercise of the Warrant:

     (i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

     (ii) will be free and clear of any security interests, liens, claims or other encumbrances; and

     (iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

     (i) The Company satisfies all continued listing criteria of the NYSE Arca or, if no longer listed on the NYSE Arca, the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (each a "National Exchange"). No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the NYSE Arca or, if no longer listed on the NYSE Arca, the National Exchange on which the Company’s Common Stock is listed. All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the National Exchange on which the Company’s Common Stock is listed.

     (j) There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement or the Warrant.

     (k) Since January 1, 2006, none of the Company's filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, (the "Securities Act") or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company's operations and cash flow contained therein (each an "SEC Filing"), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Since January 1, 2006, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a material adverse change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business, except as disclosed in the Company's SEC Filings on or before the date immediately prior to and excluding the date hereof. Since the date of the Company's most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business. The Company's SEC Filings made before and excluding the date hereof fully disclose all material information concerning the Company and its subsidiaries, except for any material non-public information that will be disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which will be filed with the SEC prior to the First Closing Date.

     (l) The offer and sale of the Investment Securities to Fletcher pursuant to this Agreement and the Warrant will, subject to the accuracy of Fletcher's representations and warranties contained in Section 7 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to buy or has offered to sell or will offer to sell all or any part of the Investment Securities or any other securities to any Person or Persons so as to bring the sale of such Investment Securities by the Company within the registration provisions of the Securities Act.

     (m) Immediately prior to each Closing Date, the authorized capital stock of the Company will consist of Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. As of November 11, 2008, (i) Fifty Nine Million One Hundred Twenty Four Thousand Three Hundred Five (59,124,305) shares of Common Stock were issued and outstanding, and Seven Million Forty Five Thousand Five Hundred Twenty Six (7,045,526) shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (ii) no shares of Common Stock are held in the treasury of the Company and (iii) no shares of preferred stock were issued and outstanding. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

     (n) Solvency. Immediately after each Closing, the Company will be Solvent. As used herein, the term "Solvent" means, with respect to the Company, on a particular date, that on such date (a) the fair market value of the assets of the Company is greater than the total amount of liabilities (including contingent liabilities) of the Company, (b) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company and its debt as they become absolute and mature, (c) the Company is able to realize upon its assets and pay its debts and other liabilities (including contingent obligations) as they mature, and (d) the Company does not have unreasonably small capital.

     (o) Equivalent Value. As of each Closing Date, the consideration that the Company is receiving from Fletcher is equivalent in value to the consideration Fletcher is receiving from the Company pursuant to this Agreement. As of each Closing Date, under the terms of this Agreement, the Company is receiving fair consideration from Fletcher for the agreements, covenants, representations and warranties made by the Company to Fletcher.

     (p) No Non-Public Information. Fletcher has not requested from the Company, and the Company has not furnished to Fletcher, any material non-public information concerning the Company or its subsidiaries, except for any material non-public information that will be disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which will be filed with the SEC prior to the First Closing Date.

     (q) Restatement Notices. As of each closing under the Warrant, the Company has provided Fletcher with all Restatement Notices (as defined below) required to be delivered following a Restatement (as defined below).

     (r) Application of Takeover Protections. Except for Section 203 of the Delaware General Corporation Law, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or would become applicable to Fletcher as a result of Fletcher and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company's issuance of the Common Stock issuable hereunder and the Fletcher's ownership of the Common Stock issuable hereunder.

     (s) Backdating of Options. The exercise price of each Company option has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option. All grants of Company options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company's financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any "back dating," "forward dating" or similar practices with respect to the effective date of grant.

     (t) Regulatory Permits. Except as disclosed in the Company’s SEC Filings made before the date hereof, the Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have a material adverse effect. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for violations which would not have a material adverse effect.

     (u) Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(v) Transactions With Affiliates. Except as disclosed in the

Company's SEC Filings, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors) required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.

     (w) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

     (x) Employee Relations. The Company is not a party to any collective bargaining agreement. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a material adverse effect.

     (y) Intellectual Property Rights. Except as disclosed in the Company's SEC Filings: (i) the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights

("Intellectual Property Rights") necessary to conduct its business as now conducted; (ii) the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others, nor does the Company have reason to believe that the Company has infringed or would infringe on the Intellectual Property Rights of others, the enforcement of which would result in a material adverse effect on financial conditions; (iii) there is no claim, action or proceeding against the Company regarding its Intellectual Property Rights; (iv) the Company has no knowledge of any infringement or improper use by any third party of any of the Company's Intellectual Property Rights; (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights; (vi) the Company shall own all right, title and interest in all Intellectual Property Rights, which the Company owns as of the date of this Agreement. Notwithstanding anything in this Section 4(y) to the contrary, the Company may consummate a spin-off, enter into partnership, license and collaboration agreements and other similar arrangements.

     (z) Environmental Laws. Except as disclosed in the Company’s SEC Filings made before the date hereof, the Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a material adverse effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     (aa) Investment Company. The Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (bb) Tax Status. Except as would not have a material adverse effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

     (cc) Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains "disclosure controls and procedures" (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

     (dd) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company's SEC Filings and is not so disclosed or that otherwise would have a material adverse effect.

     (ee) Subsidiaries. Other than as set forth on Schedule 4(ee), as of each Closing Date, the Company has no directly held subsidiary other than those listed on Exhibit 21 to the Company's Annual Report on Form 10 K for the year ended December 31, 2007. Except for a minority membership interest in Thermo No. 1 BE-01, LLC, the Company is the beneficial owner (and the Company or a subsidiary is the record owner) of all of the equity interests in the Company's subsidiaries and holds such equity interests free and clear of all encumbrances except as are imposed by applicable securities laws.

     (ff) Finders' Fees. Except for Calyon Securities (USA) Inc. or its affiliates, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its affiliates who might be entitled to any fee or commission from the Company or any of its affiliates in connection with the transactions contemplated hereby.

5.	Registration Provisions.

(a) The Company shall, not later than the earlier of (i) 5:00 p.m.

Eastern Time on the First Closing Date, (ii) 5:00 p.m. Eastern Time on the Second Closing Date, and (iii) 5:00 p.m. Eastern Time on December 12, 2008, and at its own expense, file a Registration Statement (as defined below) under the Securities Act covering the resale of up to Eleven Million Eight Hundred Eighteen Thousand Nine Hundred Forty Nine (11,818,949) shares of Common Stock (the "Registrable Number") issuable under the Warrant and this Agreement, other than the shares issuable in any Closing that has not occurred as of the time of filing such Registration Statement. With respect to each Closing that occurs after the first Registration Statement has been filed, the Company shall, not later than 5:00 p.m. on the Closing Date of such Closing, file a new Registration Statement so as to register the resale of the shares of Common Stock issued on such Closing Date. The Company shall use its best efforts to cause the first Registration Statement to be declared effective on or prior to December 29, 2008 and any subsequent Registration Statement to be declared effective on or prior to January 26, 2009 (each such date, as applicable, the "Required Registration Date").

     (b) The Company shall provide prompt written notice to Fletcher if the SEC elects to review any Registration Statement. The obligations to have any

Registration Statement declared effective and to maintain such effectiveness as provided in this Section 5 are referred to herein as the "Registration Requirement." The Company shall provide Fletcher with two (2) Business Days to review and comment on any Registration Statement or amendment thereto prior to filing, and the Company shall not file any Registration Statement that Fletcher reasonably objects to.

     (c) Any registration statement filed or required to be filed under the Securities Act in accordance with Section 5(a) hereof, along with any amendments and additional registration statements, is referred to collectively as the "Registration Statement". The Company shall file any Registration Statement on Form S-3, if available, otherwise on another available form and in the meantime use its best efforts to file such Registration Statement on Form S-3 as soon as it is available to the Company.

The Company shall provide prompt written notice to Fletcher when the Registration Statement has been declared effective by the SEC.

     (d) The Company will: (A) use its best efforts to keep the Registration Statement effective until the earlier of (x) the later of (i) the first anniversary of the issuance of the last Common Share that may be issued, or (ii) such time as all of the Common Shares issued or issuable can be sold by Fletcher or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act ("Rule 144") and (y) the date all of the Common Shares issued or issuable shall have been sold by Fletcher and its affiliates (such later period, the "Registration Period"); (B) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Common Shares by Fletcher or any of its affiliates with the prior written approval of Fletcher and incorporate all such information relating to the plan of distribution as Fletcher may reasonably request, and to use its best efforts to cause such amendment or supplements to the Registration Statement and the Prospectus to be declared effective as soon as practicable after filing; (C) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, including all exhibits and financial statements, as Fletcher from time to time may reasonably request; (D) cause all Common Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; (E) provide a transfer agent and registrar for all Common Shares and a CUSIP number for all Common Shares; (F) otherwise comply with all applicable rules and regulations of the SEC, FINRA, the NYSE and any other exchange or quotation service on which the Common Shares are obligated to be listed or quoted under this Agreement; and (G) file the documents required of the Company and otherwise obtain and maintain requisite blue sky clearance in (x) New York and all other jurisdictions in which any of the shares of Common Stock were originally sold and (y) all other states specified in writing by Fletcher, provided, however, that as to this clause (y), the Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented. Fletcher shall have the right to approve the description of the selling stockholder, plan of distribution and all other references to Fletcher and its affiliates contained in each Registration Statement and Prospectus.

     (e) The Company shall furnish to Fletcher upon request a reasonable number of copies of a supplement to or an amendment of any Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Common Shares by Fletcher or any of its affiliates pursuant to the Registration Statement.

     (f) With a view to making available to Fletcher and its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, the Company covenants and agrees to: (A) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning the Company, until the earlier of (x) the first (1st)

anniversary of the issuance of the last Common Share to be issued and (y) such date as all of the Common Shares shall have been resold by Fletcher or any of its affiliates; and (B) furnish to Fletcher upon request, as long as Fletcher owns any Common Shares, (x) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company, and (z) such other information as may be reasonably requested in order to avail Fletcher and its affiliates of Rule 144 or Form S-3 with respect to such Common Shares.

     (g) Notwithstanding anything else in this Section 5, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Common Share, the Company determines in good faith and upon the advice of its outside counsel that a development has occurred or a condition exists as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, or that a material transaction in which the Company is engaged or proposes to engage would require an immediate amendment to the Registration Statement, a supplement to the Prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, the Company will immediately notify Fletcher thereof by telephone and in writing. Upon receipt of such notification, Fletcher and its affiliates will immediately suspend all offers and sales of any Common Shares pursuant to the Registration Statement. In such event, the Company will amend or supplement the Registration Statement and the Prospectus or make such filings or public disclosures as promptly as practicable and will take such other steps as may be required to permit sales of the Common Shares thereunder by Fletcher and its affiliates in accordance with applicable federal and state securities laws. The Company will promptly notify Fletcher after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented, if applicable) to Fletcher in accordance with paragraphs (c) and (d) of this Section 5. Notwithstanding the foregoing, (A) under no circumstances shall the Company be entitled to exercise its right to suspend sales of any Common Shares as provided in this Section 5(f) and pursuant to the Registration Statement more than twice in any twelve (12) month period, (B) the period during which such sales may be suspended (each a "Blackout Period") at any time shall not exceed thirty (30) calendar days, and (C) no Blackout Period may commence less than thirty (30) calendar days after the end of the preceding Blackout Period.

     (h) Upon the commencement of a Blackout Period pursuant to this Section 5, Fletcher will notify the Company of any contract to sell, assign, deliver or otherwise transfer any Common Share (each a "Sales Contract") that Fletcher or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Common Shares during such Blackout Period, which notice will contain the aggregate sale price and quantity of Common Shares pursuant to such Sales Contract. Upon receipt of such notice, the Company will immediately notify Fletcher of its election either to (i) terminate the Blackout Period and, as promptly as practicable, amend or supplement the Registration Statement or the Prospectus in order to correct the material misstatement or omission and deliver to Fletcher copies of each amended or supplemented Registration Statement and Prospectus in accordance with paragraphs (c) and (d) of this Section 5, or (ii) continue the Blackout Period in accordance with this paragraph. If the Company elects to continue the Blackout Period (or the Company elects to terminate the Blackout Period, but the Blackout Period is not terminated before the latest date that Fletcher may consummate the transaction contemplated by the Sales Contract), and Fletcher or any of its affiliates are therefore unable to consummate the sale of Common Shares pursuant to the Sales Contract, the Company will promptly indemnify each Fletcher Indemnified Party (as such term is defined in Section 17(a) below) against any Proceeding (as such term is defined in Section 17(a) below) that each Fletcher Indemnified Party may incur arising out of or in connection with Fletcher's breach or alleged breach of any such Sales Contract, and the Company shall reimburse each Fletcher Indemnified Party for any reasonable costs or expenses (including legal fees) incurred by such party in investigating or defending any such Proceeding.

     (i) In addition to any other remedies available to Fletcher under this Agreement or at law or equity, if any Registration Statement has not been declared effective by the Required Registration Date or such Registration Statement is not available with respect to all Common Shares at any time on or after the Required Registration Date (except during a Blackout Period permitted under Section 5(f)) (each, a "Registration Failure") the Company shall, on the last Business Day of each calendar month in which a Registration Failure occurs or remains ongoing, cause to be wire transferred to an account specified by Fletcher an amount, in immediately available United States funds, equal to one percent (1%) of the amounts paid by Fletcher under this Agreement and the Warrant (including amounts deemed to have been paid pursuant to the Warrant's "Net Basis Settlement" provisions), provided, however that the total amount of payments pursuant to this Section 5(h) shall not exceed ten percent (10%) of the amounts paid by Fletcher under this Agreement and the Warrant (including amounts deemed to have been paid pursuant to the Warrant's "Net Basis Settlement" provisions).

     (j) The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than Fletcher if such rights conflict with the rights of Fletcher under this Agreement.

6.	19.99% Limit on Shares Issuable.

(a) In no event shall the total number of Common Shares issued under this Agreement and the Warrant exceed Eleven Million Eight Hundred Eighteen Thousand Nine Hundred Forty Nine (11,818,949) shares (the "19.99% Limit") except that in the event of a Change of Control, the total number of shares of common stock of the Acquiring Person issued or issuable hereunder shall not exceed a number equal to nineteen and ninety-nine one-hundredths percent (19.99%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person. From and after the time that the total number of shares of Common Stock issued hereunder and under the Warrant shall equal the 19.99% Limit, the Company shall no longer be obligated to issue shares of Common Stock hereunder and Fletcher shall no longer be obligated to purchase shares of Common Stock issuable hereunder. In the event of a Net

Basis Settlement (as defined in the Warrant), the determination of whether the 19.99% Limit has been reached shall be made based on the number of shares of Common Stock actually issued in such Net Basis Settlement.

     (b) The aggregate number of shares of Common Stock issued, as of a particular date hereunder and issuable pursuant to this Agreement and upon the exercise of the Warrant shall not exceed the Maximum Number as of that date. The "Maximum Number" shall initially equal Five Million Seven Hundred Sixty Four Thousand Six Hundred Nineteen (5,764,619), or, in the event of a Change of Control (as hereinafter defined), shall equal nine and three-fourths percent (9.75%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person (as defined below) as of immediately after the consummation of the Change of Control, and thereafter shall be automatically increased upon expiration of a sixty-five (65) day notice period (the "Notice Period") after (i) the Company delivers an Increase Notice (as defined below) by nine and three-fourths percent (9.75%) of the Increase (as defined below) set forth in such Increase Notice or (ii) Fletcher delivers a notice (a "65-Day Notice") to the Company designating a greater Maximum Number. A 65-Day Notice may be given at any time. By the fifteenth calendar day of each month, the Company shall deliver a notice (an "Increase Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the second preceding month and the increase, if any (the "Increase"), from the second preceding month (or in the case of the last day of the month immediately following any Closing Date, the number of shares outstanding specified in Section 4(m)) to the preceding month. From time to time following the Notice Period, Common Stock may be issued to Fletcher for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number. In the event of a Net Basis Settlement (as defined in the Warrant), the determination of whether the Maximum Number of Common Stock has been issued shall be made based on the number of shares of Common Stock actually issued in such Net Basis Settlement.

     7. Representations and Warranties of Fletcher. Fletcher hereby represents and warrants to the Company on each Closing Date:

     (a) Fletcher has been duly incorporated and is validly existing under the laws of Bermuda.

     (b) The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     (c) Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

     (d) Fletcher is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

     (e) Fletcher is purchasing the Investment Securities for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.

     (f) Fletcher understands that the Investment Securities are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying on the truth and accuracy of, and Fletcher's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Fletcher set forth herein in order to determine the availability of such exemptions and the eligibility of Fletcher to acquire the Investment Securities.

     8. Future Equity Issuances; Restatements. If, on or before the first year anniversary of (1) any Closing Date or (2) any exercise of the Warrant, there is (i) a public disclosure of the Company's intention or agreement to engage in, or (ii) a consummation of, any sale or issuance to any Person or Persons (other than Fletcher or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company's capital stock (an "Equity Issuance"), then the Company shall promptly notify Fletcher of such disclosure or such consummation, which notice shall include a copy of such disclosure or the terms and date of such consummation (the "Equity Issuance Notice"; provided that the Company shall not be required to deliver an Equity Issuance Notice upon the occurrence of the any of the following (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock in which Fletcher participates with respect to all Common Shares, (B) sales or issuances to employees, consultants, vendors, service providers or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements in effect on the date of this Agreement, or similar plans, contracts or arrangements approved by the Company's Board of Directors after the date hereof, in each case in the ordinary course of business consistent with past practices and in each case related to compensation for services (and, with respect to vendors and service providers, not the sole or principal form of compensation for such services) and not for the purpose of raising capital, or (C) issuances issued upon the exercise or conversion of any options, warrants or convertible notes outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or convertible notes in effect on the date hereof. After the occurrence of an event requiring delivery of an Equity Issuance Notice, Fletcher shall have the right, at its sole discretion, to deliver a notice to the Company (a "Price Adjustment Notice") no later than five (5) Business Days after and excluding the date the Equity Issuance Notice is delivered; provided, however, if the closing of such transaction occurs at a later date, Fletcher shall have the right, at its sole discretion, to deliver a new Price Adjustment Notice or replace an existing Price

Adjustment Notice no later than five (5) Business Days after such closing date. If Fletcher delivers a Price Adjustment Notice to the Company, then the Company shall deliver to Fletcher:

     (i) if the Equity Issuance shall have occurred on or before the date that is six months following (A) any Closing Date or (B) any exercise of the Warrant, a number of shares of Common Stock equal to "X" where:

X = (T/E) – N

and

     (ii) if the Equity Issuance shall have occurred after the six month anniversary of, but on or before the one year anniversary of, (A) any Closing Date or (B) any exercise of the Warrant, a number of Common Stock equal to "X" where:

X =

     T = The total consideration paid by Fletcher under this Agreement and the Warrant (including amounts deemed to have been paid pursuant to the Warrant's "Net Basis Settlement" provisions (as defined in the Warrant));

     E = The lowest price per share at which a share of Common Stock (or the economic equivalent thereof) may be issued pursuant to such Equity Issuance;

     N = The number of shares of Common Stock previously issued to Fletcher under this Agreement and the Warrant (including shares deemed to have been issued pursuant to the Warrant's "Net Basis Settlement" provisions (as defined in the Warrant));

     A = The maximum number of shares of Common Stock (or the economic equivalent thereof) issued or that may become issuable in connection with such Equity Issuance;

P = T/N, the effective price per share paid by Fletcher;

     C = The minimum consideration that may be received by the Company in the Equity Issuance; and

     O = The number of shares of Common Stock outstanding immediately before such Equity Issuance;

provided, that, in each case, (A) the formula shall take into account only those Closings under this Agreement or Warrant exercises that occurred within the relevant time period specified above, and (B) Fletcher may elect in the Price Adjustment Notice to have such formula exclude consideration paid and shares issued (x) under one or both of the Closings under this Agreement, (y) under one or more Warrant exercises or (z) a combination of (x) and (y).

     (a) If a Restatement occurs on or before the six month anniversary of (1) any Closing Date or (2) any exercise of the Warrant, the Company shall:

     (i) deliver to Fletcher and each Holder (as defined in the Warrant) a written notice in the form attached hereto as Annex A (a "Restatement Notice") within three (3) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed; and

     (ii) promptly following receipt of a Restatement Adjustment Notice (as defined below), issue and deliver a number of shares of Common Stock to Fletcher equal to "Y" where:

Y = (T/R) - N

     T = The total consideration paid by Fletcher under this Agreement and the Warrant (including amounts deemed to have been paid pursuant to the Warrant's "Net Basis Settlement" provisions (as defined in the Warrant)).

R = The Restatement Price (as defined below).

     N = The number of shares of Common Stock previously issued to Fletcher under this Agreement and the Warrant (including shares deemed to have been issued pursuant to the Warrant's "Net Basis Settlement" provisions (as defined in the Warrant));

provided, that, in each case, (A) the formula shall take into account only those Closings under this Agreement or Warrant exercises that occurred within the time period specified above, and (B) Fletcher may elect in the Restatement Adjustment Notice to have such formula exclude consideration paid and shares issued (x) under one or both of the Closings under this Agreement, (y) under one or more Warrant exercises or (z) a combination of (x) and (y).

     (b) At any time after the date of the Restatement and before the Restatement Adjustment Notice Deadline (as defined below), Fletcher may deliver a notice in the form attached hereto as Annex B (a "Restatement Adjustment Notice") to the Company specifying the Restatement Date, the Restatement Price, and calculating the number of shares of Common Stock, if any, required to be issued by the Company to Fletcher pursuant to clause (b) of this Section 8.

     (c) "Restatement" means the earlier of (x) the announcement by the Company of its intention to restate any portion of the Company Financial Statements and (y) the actual restatement by the Company of any portion of the Company Financial Statements. "Restatement Price" means the average of the Daily Market Price (as defined below) during either of the following periods, in the sole discretion of the Fletcher: (A) the forty (40) Business Days after and excluding the related Restatement Date or (B) the forty (40) Business Days after and excluding any date on which the Company files restated financial statements with the SEC with respect to such Restatement.

"Restatement Adjustment Notice Deadline" means the sixtieth (60th) Business Day after the later of (i) the date on which the Company delivers the Restatement Notice to Fletcher and (ii) the date on which the Company files an amended SEC Filing or Form 8-K fully and finally restating the financial statements required to be restated in the Restatement. "Company Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company. "Restatement Date" means, at the option of and pursuant to the determination of Fletcher (as designated in a notice from Fletcher to the Company), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of the Company's Financial Statements or the date on which is filed an amended SEC Filing or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

     (d) "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person, the common stock of such Acquiring Person), equal to (i) the daily volume-weighted average price on the NYSE or, if no sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as Fletcher and the Company may agree), or (ii) if such Common Stock (or the common stock of an Acquiring Person or its parent) is not then listed or admitted to trading on the NYSE, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Company and reasonably acceptable to Fletcher as of the last calendar day of the most recent month ending before the date as of which the determination is to be made and (y) the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Fletcher and reasonably acceptable to the Company (whose fees and expenses shall be borne by the Company), subject in each case to adjustment for stock splits, recombinations, stock dividends and the like.

     9. Covenants of the Company. The Company covenants and agrees with Fletcher as follows:

     (a) For so long as any Common Stock is issuable under exercise of the Warrant and for a period of one (1) year thereafter, the Company will (i) use its best efforts to maintain the eligibility of the Common Stock for listing on the NYSE Arca or any National Exchange; (ii) use its best efforts to regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges in the event that the Common Stock is delisted by any applicable market or exchange; (iii) use its best efforts to obtain a listing on a National Exchange if the Common Stock is delisted by the NYSE Arca; and (iv) cause the representations and warranties contained in Section 4 to be and remain true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.

     (b) If a Restatement occurs, the Company shall deliver to Fletcher a Restatement Notice within three (3) Business Days of such Restatement.

     (c) The Company will provide Fletcher with a reasonable opportunity, which shall not be less than one (1) full Business Day, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.

     (d) The Company will make all filings required by law with respect to the transactions contemplated hereby.

	(e)	The Company will comply with the terms and conditions of the
Warrant.

	(f)	For so long as Fletcher owns any Investment Securities, within five

(5) Business Days after the filing of each of its quarterly reports on Form 10-Q with the SEC, the Company shall deliver to Fletcher a certificate of the Chief Executive Officer and Chief Financial Officer of the Company stating that, based on their knowledge, the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

     (g) The Company shall use its commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) as soon as practicable after the date of this Agreement and thereafter to use its commercially reasonable efforts to maintain such eligibility.

     (h) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to satisfy its obligation to deliver such shares under this Agreement and the Warrant.

     (i) Unless expressly waived by Fletcher, the Company shall deliver an Increase Notice to Fletcher on or before the tenth (10th) day of any calendar month for which an Increase Notice is required to be delivered pursuant to Section 6(b).

     10. Change of Control. If the Company is a party to any transaction which may result in a Change of Control, Fletcher and its assigns shall have the rights set forth in the Warrant regarding Changes of Control in addition to the rights contained in this Agreement. The Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of the Company's obligations under this Agreement and the Warrant. On or before the date an agreement is entered into with an Acquiring Person resulting in a Change of Control, the Company shall deliver to Fletcher written notice that the Acquiring Person has agreed to assume such obligations and regardless of whether such express assumption occurs or if no such agreement exists, the Acquiring Person shall be bound. The Company shall provide Fletcher with written notice of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person. Thereafter, the Company shall notify Fletcher promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

     (a) "Change of Control" means (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its parent, Subsidiary or affiliate, other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares of the Acquiring Person on the same pro rata basis as prior to the exchange, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock or other securities (other than a reorganization or reclassification in which the Common Stock or other securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Company immediately prior to such transaction own the Common Stock, other securities or other voting stock of the Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction). Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

     (b) "Acquiring Person" means, in connection with any Change of Control, (a) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (b) the transferee of all or substantially all of the properties or assets of the Company, (c) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (d) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected, or, (e) in the case of a capital reorganization or reclassification, the Company, or (f) at Fletcher's election, any Person that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such parent's Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person's consolidated financial statements if they were prepared in accordance with U.S. GAAP and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

11. [Intentionally Omitted].

     12. Legend. Subject to Section 5, Fletcher understands that the certificates or other instruments representing the Investment Securities shall bear a restrictive legend composed of exactly the following words (and a stop transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT

COVERING SUCH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT.

     The legend set forth above shall be removed and the Company shall issue a certificate without such legend to any holder of Investment Securities if, unless otherwise required by state securities laws, such shares are sold pursuant to an effective Registration Statement under the Securities Act, Rule 144 or another applicable exemption from registration.

     13. Conditions Precedent to Fletcher's Obligations. The obligations of Fletcher hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

     (a) On each Closing Date, (i) the representations and warranties made by the Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) the Company shall have complied fully with all of the covenants and agreements in this Agreement required to be performed on or before such Closing Date; (iii) the Company shall have delivered to Fletcher a copy of the applicable Registration Statement in form and substance suitable for filing with the SEC and shall have certified its intention to file the applicable Registration Statement not later than 5:00 p.m. Eastern Time on such Closing Date, and (iv) Fletcher shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date confirming (i), (ii) and (iii).

     (b) On each Closing Date, the Company shall have delivered to Fletcher an opinion of Stoel Rives LLP, reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered by paragraphs (a), (b), (c), (d), (e), (f), (g), (k) (as to the Company’s most recent Annual Report on Form 10-K and any subsequent SEC Filings) and the first sentence of paragraph (l) of Section 4 hereof.

     (c) On each Closing Date, the Registrable Number shall be duly listed and admitted for trading on the NYSE Arca or another National Exchange, subject to notice of issuance.

     (d) On each Closing Date, the number of shares of Common Stock to be issued at such Closing together with the number of shares of Common Stock issued in any prior Closing shall not exceed in the aggregate the Maximum Number.

For the avoidance of doubt, Fletcher may waive or refuse to waive any of the foregoing conditions in its sole discretion with respect to either Closing without being obligated to waive or refuse to waive any of the foregoing conditions with respect to the other Closing.

     14. Conditions Precedent to the Company's Obligations. The obligations of the Company hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on each Closing Date: (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct; (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and (iii) the Company shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date confirming (i) and (ii). For the avoidance of doubt, the Company may waive or refuse to waive any of the foregoing conditions in its sole discretion with respect to either Closing without being obligated to waive or refuse to waive any of the foregoing conditions with respect to the other Closing.

     15. Fees and Expenses. Each of Fletcher and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement. Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the filing of any Registration Statement, including, without limitation, all fees and expenses associated with any FINRA filing, if applicable.

16.	[Intentionally Omitted].

17.	Indemnification.

(a) Indemnification of Fletcher. The Company hereby agrees to indemnify Fletcher and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Fletcher Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i) any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

     (ii) any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made;

     (iii) any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement and the Warrant; and

     (iv) any failure to deliver the Investment Securities to Fletcher required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement, or the Warrant, in accordance with the terms and conditions of the Warrant, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or thereunder, which condition has not been waived by the Company, or the failure by Fletcher to comply with its obligations hereunder or thereunder, which failure has not been waived by the Company;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Fletcher in connection therewith.

     (b) Indemnification of the Company. Fletcher hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i) any untrue or alleged untrue statement of a material fact included in an SEC filing by the Company with the express written consent of Fletcher therefor by Fletcher or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any Person acting on its or their behalf;

     (ii) any of the representations or warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

     (iii) any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Company in connection therewith.

(c) Conduct of Claims.

     (i) Whenever a claim for indemnification shall arise under this Section 17, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

     (ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

     (iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

     18. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder.

     19. Notices. All communications hereunder shall be in writing and delivered as set forth below.

     (a) If sent to Fletcher, all communications will be deemed delivered: if delivered by hand, on the day received by Fletcher; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Fletcher, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex C hereto (unless otherwise notified in writing of a substitute address).

     (b) If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the

Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Raser Technologies, Inc. 5152 North Edgewood Drive Suite 375 Provo, Utah 84604

Attention: Martin F. Petersen, Chief Financial Officer Telephone: 801-765-1200 Facsimile: 801-374-3314

with a copy to (which copy shall not constitute notice):

Stoel Rives LLP 201 South Main Street, Suite 1100 Salt Lake City, Utah 84111 Attention: Reed W. Topham Telephone: 801-578-6918 Facsimile: 801-578-6999

     (c) To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in Annex D.

20.	Miscellaneous.

(a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party's respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

     (b) This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder. The Company may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Fletcher may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the Investment Securities), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws. No Person acquiring Common

Stock from Fletcher pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in New York City, New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

     (d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

     (e) Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three U.S. money center banks agreed to by the parties) plus two percent (2%).

     (f) Fletcher and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

     (g) Any and all remedies set forth in this Agreement and the Warrant: (i) shall be in addition to any and all other remedies Fletcher or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Fletcher and the Company may elect. The exercise of any remedy by Fletcher or the Company shall not be deemed an election of remedies or preclude Fletcher or the Company, respectively, from exercising any other remedies in the future.

     (h) The Company agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and Warrant. Except as specifically provided otherwise in this Agreement and the Warrant, the Company's obligations to indemnify and hold Fletcher harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Fletcher when and if they become due. The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

     (i) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     (j) Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

     (k) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a

Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     (l) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m)	Time shall be of the essence in this Agreement.

(n)	All dollar ($) amounts set forth herein and in the Warrant refer to

United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.

     (o) Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

     (p) The decision made by Fletcher to purchase the Investment Securities pursuant to this Agreement has been made by Fletcher independently based upon the representations and warranties made by the Company and on its own investigation and analysis of the Company and the Investment Securities, and has not been not based upon any representations, warranties or other statements made by Calyon Securities (USA) Inc. or any of its affiliates (collectively, "Calyon"). Calyon shall be entitled to rely upon this Section 20(p) as a third party beneficiary thereof. Nothing in this Section 20(p) shall limit the obligations or liabilities of the Company or its successors or assigns.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

RASER TECHNOLOGIES, INC.

By: /s/ Martin F. Petersen Name: Martin F. Petersen Title: CFO

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By: /s/ Peter Zayfert Name: Peter Zayfert Title: Authorized Signatory

By: /s/ Stewert Turner Name: Stewert Turner Title: Authorized Signatory

SIGNATURE PAGE TO AGREEMENT

- i -

SCHEDULE OF ANNEXES
ANNEX A:	FORM OF RESTATEMENT NOTICE	A-1
ANNEX B:	FORM OF RESTATEMENT ADJUSTMENT NOTICE	B-1
ANNEX C:	NOTICE ADDRESS	C-1
ANNEX D:	COMPANY WIRE INSTRUCTIONS	D-1

SCHEDULES
SCHEDULE 4(D): ANTIDILUTION RIGHTS UNDER OUTSTANDING WARRANTS
SCHEDULE 4(EE): SUBSIDIARIES

INDEX
		Page
19.99% Limit		14
65-Day Notice		15
Acquiring Person		21
Agreement		1
Blackout Period		13
Business Day		2
Calyon		30
Change of Control		21
Closing		1
Closing Date		1
Common Shares		2
Common Stock		1
Company		1
Company Financial Statements		19
Daily Market Price		19
Environmental Laws		10
Equity Issuance		16
Equity Issuance Notice		16
Exchange Act		2
FINRA		5
First Closing		1
First Closing Date		1
Fletcher		1
Fletcher Indemnified Party		24
Hazardous Materials		10
Increase		15
Increase Notice		15
Indemnified Party		25
Indemnifying Party		25
Intellectual Property Rights		9
Investment Securities		2
Maximum Number		15

- ii -

National Exchange	5
Notice Period	15
NYSE	2
Person	5
Price Adjustment Notice	17
Proceeding	24
Prospectus	12
Registrable Number	11
Registration Failure	14
Registration Period	12
Registration Requirement	11
Registration Statement	12
Related Proceeding	27
Required Registration Date	11
Restatement	19
Restatement Adjustment Notice	18
Restatement Adjustment Notice Deadline	19
Restatement Date	19
Restatement Notice	18
Restatement Price	19
Rule 144	12
Sales Contract	13
SEC	6
SEC Filing	6
Second Closing	1
Second Closing Date	1
Securities Act	6
Solvent	7
Warrant	2

- iii -

Schedule 4(ee)